EXHIBIT 11

                     ALBA-WALDENSIAN, INC. AND SUBSIDIARIES
          Calculation of Primary and Fully Dilutive Earnings Per Share
                                  (unaudited)

                                       Three Month Period Ended     Six Month Period Ended
                                             June 30,        July 2,         June 30,        July 2,
                                               1996           1995             1996           1995
Primary Earning Per Share
Weighted average number of common
     shares outstanding                     1,867,403       1,864,403       1,867,403       1,863,890
Net Income(Loss)                          $     5,206      $   63,695      $  105,943      $   89,505
Primary Earning Per Share                 $       .01 $           .03      $      .06      $      .04

Fully Dilutive Earning Per Share
Weighted average number of common
     shares outstanding                     1,867,403       1,864,403      1,867,403        1,863,890
Common Stock Equivalents(Options)               1,567          12,192          1,567           17,300
                                            1,868,061       1,885,528      1,868,061        1,881,190

Net Income(Loss)                           $    5,206      $   63,695     $  105,943       $   89,505
Fully dilutive Earnings Per Share          $      .01      $      .03     $      .06       $      .04

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